Woodward Reports First Quarter Results

ROCKFORD, IL -- 01/26/2004 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for the first fiscal quarter ended December 31, 2003.

Net sales for the quarter were $158,973,000, up 10 percent from $144,825,000 in the first quarter a year ago. The increase in sales reflected the effect of businesses acquired in last year's third and fourth fiscal quarters and fluctuations in foreign currency exchange rates. Net earnings were $7,393,000, or $0.65 per share (all per share amounts are diluted), an increase of 18 percent from $6,265,000, or $0.55 per share, in the same quarter last year.

"We have seen early indications that our key markets have reached the bottom of their cycles," said Chairman and Chief Executive Officer John A. Halbrook. "We have also benefited from the consolidation of our servovalve operations and other cost reduction actions taken in fiscal year 2003."

Industrial Controls' net sales for the first quarter were $96,819,000, compared to $78,529,000 in the same quarter a year ago. Businesses acquired in the third and fourth fiscal quarters last year accounted for $12,196,000 of the year-over-year increase. Most of the remaining increase was attributable to the effect of changes in foreign currency exchange rates. Segment earnings for the quarter were $4,591,000, compared with $1,670,000 for the same period last year, driven by both the increase in sales and improved margins due to cost reduction activities. Also, in last year's first quarter, we incurred approximately $550,000 for workforce management activities.

"Industrial Controls is beginning to rebuild its earnings margins after several quarters of declines," said Mr. Halbrook. "Shipments of large gas turbine products modestly recovered from fourth quarter levels. We also saw activity related to the reconstruction in Iraq and infrastructure development in China. In addition, we are beginning to benefit from new products as they enter into production and from the products and markets we gained through our acquisitions."

Aircraft Engine Systems' net sales for the first quarter were $62,154,000, a decrease of 6 percent from $66,296,000 in the first quarter last year, reflecting continued weakness in the commercial aviation industry. Segment earnings for the quarter were $11,421,000, compared with $12,831,000 a year ago. Last year's first quarter results included $2,300,000 of costs related to the consolidation of Aircraft Engine Systems' servovalve operations.

"In Aircraft Engine Systems, results were affected by lower sales and a less favorable sales mix as compared to the first quarter a year ago, reflecting normal variability in sales," commented Mr. Halbrook. "Our military business remained strong and commercial aftermarket sales remained fairly stable. Also, the consolidation of our servovalve operations, which was completed in fiscal year 2003, reduced our overall cost structure on a sustainable basis."

Mr. Halbrook concluded, "Our long-term strategies remain focused on building shareholder value throughout economic cycles. While we believe the weakness in the commercial aviation industry will continue through the end of 2004 and into 2005, many of our customers have expressed favorable sentiments about future demands in our industrial markets. Nevertheless, until actual orders begin to validate these indications, it is too early to be more specific than our previous guidance that earnings for fiscal 2004 will exceed those of 2003. Actual earnings will be influenced by the timing and slope of the recoveries in our power generation, commercial aviation, and other global markets."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, January 27, 2004, to provide an overview of the first quarter's financial performance, business highlights, and outlook for the remainder of the year. You are invited to listen to the live Webcast of our conference call or a recording at our Web site, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer and manufacturer of energy control solutions for aircraft and industrial engines, turbines and power equipment. The company's innovative controls and fuel delivery systems help manufacturers worldwide operate cleaner and more efficient power equipment. Woodward's products and services are used in the aerospace, power generation, oil and gas processing, and transportation markets, which include rail, marine and many light and heavy industrial applications. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our Web site at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement, and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003, and Form 10-Q for the quarterly period ended December 31, 2003 (expected to be available by early February 2004).

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS

                                                       Three months ended
                                                           December 31,
(Unaudited - in thousands except per share amounts)      2003       2002
                                                         ----       ----

Net sales                                             $158,973    $144,825
                                                      --------    --------
Costs and expenses:
 Cost of goods sold                                    127,317     118,266
 Sales, general, and administrative expenses            17,176      14,797
 Amortization of intangible assets                       1,610       1,017
 Interest expense                                        1,244       1,194
 Interest income                                          (573)       (109)
 Other expense (income) - net                              178        (444)
                                                      --------    --------
  Total costs and expenses                             146,952     134,721
                                                      --------    --------
Earnings before income taxes                            12,021      10,104
Income taxes                                             4,628       3,839
                                                      --------    --------
Net earnings                                          $  7,393    $  6,265
                                                      ========    ========

Per share amounts:
Basic                                                 $   0.66    $   0.55
Diluted                                               $   0.65    $   0.55
                                                      ========    ========
Weighted-average number of shares outstanding:
Basic                                                   11,264      11,306
Diluted                                                 11,456      11,457
                                                      ========    ========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                         At         At
                                                      December   September
 (Unaudited - in thousands)                           31, 2003    30, 2003
                                                      --------    --------
Assets
Current assets:
 Cash and cash equivalents                            $ 41,683    $ 24,058
                                                      --------    --------
 Accounts receivable                                    79,850      87,807
 Inventories                                           132,178     126,289
 Income taxes receivable                                     -       1,782
 Deferred income taxes                                  14,362      14,179
 Other current assets                                    6,006       5,157
                                                      --------    --------
   Total current assets                                274,079     259,272
Property, plant, and equipment - net                   123,456     124,144
Goodwill                                               134,329     133,620
Other intangibles - net                                 83,974      85,291
Deferred income taxes                                    3,507       6,429
Other assets                                             6,460       7,243
                                                      --------    --------
Total assets                                          $625,805    $615,999
                                                      ========    ========

Liabilities and shareholders' equity
Current liabilities:
 Short-term borrowings                                $  9,405    $  5,774
 Current portion of long-term debt                      25,000      30,000
 Accounts payable                                       28,347      26,703
 Accrued liabilities                                    40,560      45,533
 Income taxes payable                                    5,138           -
                                                      --------    --------
   Total current liabilities                           108,450     108,010
Long-term debt, less current portion                    89,743      89,970
Other liabilities                                       58,989      57,215
                                                      --------    --------
Total liabilities                                      257,182     255,195
Shareholders' equity                                   368,623     360,804
                                                      --------    --------
Total liabilities and shareholders' equity            $625,805    $615,999
                                                      ========    ========
Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION
                                                       Three months ended
                                                          December 31,
(Unaudited - in thousands)                               2003       2002
                                                         ----       ----
External net sales:
 Industrial Controls                                  $ 96,819    $ 78,529
 Aircraft Engine Systems                                62,154      66,296
Segment earnings:
 Industrial Controls                                  $  4,591    $  1,670
 Aircraft Engine Systems                                11,421      12,831
Capital expenditures                                     4,118       2,865
Depreciation expense                                     6,702       6,723
                                                      ========    ========
Segment earnings in the table above do not reflect nonsegment expenses, interest, and income taxes.

CONTACT:
Stephen P. Carter
Executive Vice President
Chief Financial Officer and Treasurer
1-815-639-6800